Memorandum

TO:	Directors & Executive Officers of First Bancorp
FROM:	Elizabeth Bostian, General Counsel
DATE:	August 17, 2018
RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in First Bancorp (the “Company”) stock during and upcoming “blackout period” that will apply to the Company’s 401(k) Savings Plan (the “Plan”).

The blackout period, which is due to a change of the Plan’s record-keeper from Stanley, Hunt, DuPree & Rhine (SHDR) to Fidelity Investments on October 1, 2018, will begin at 4:00 p.m., Eastern Time on September 20, 2018 and is expected to end the week beginning October 28, 2018. During the blackout period, Plan participants will be unable to direct or diversify investments in individual accounts, obtain loans, or obtain distributions from the Plan, including with respect to the Company’s common stock. Because of the complexity of the applicable rules and the severity of the penalties and other remedies, please contact Tim Maples (910-246-2508) or me (336-286-8055) before engaging in any transaction involving the Company’s equity securities during the blackout period.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and Rule 104 of Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), the Company’s directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer during the blackout period.

Please note the following:

“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.

Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.

Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, sales required by law, and certain other “automatic” transactions.

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. Almost all of this blackout period will occur during a blackout period under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

When known, I will inform you of the actual ending date of the blackout period. In the meantime, if you have any questions about the blackout period, its beginning or ending dates or the information in this notice, please feel free to contact Tim Maples (910-246-2508) or me (336-286-8055), or either of us c/o First Bancorp, 300 SW Broad Street, Southern Pines, NC 28387.